Transcript of
Daegis Inc.
Fiscal Year 2014 Third Quarter Earnings Call
February 25, 2014

Participants
Deb Thornton – Investor Relations
Tim Bacci – Chief Executive Officer
Susan Conner – Chief Financial Officer

Presentation

Operator

Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Daegis Inc. Third Quarter Fiscal 2014 conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be opened for questions. This conference is being recorded today, Tuesday, February 25, 2014.

I would now like to turn the conference over to Deb Thornton with Daegis Investor Relations. Please go ahead.

Deb Thornton – Investor Relations
Thank you, operator, and welcome everyone. With me today to lead the discussion and take your questions is Daegis' CEO, Tim Bacci; and Chief Financial Officer, Susan Conner.

Our earnings release was issued today at 3:00 p.m. Central. It’s available on our website at daegis.com and the replay of today’s call will be available in the Investor Relations section of our website.

Before we begin, I’d like to remind you that the comments made on today's call may include projections or other forward-looking statements regarding the future operations, opportunities or financial performance of Daegis within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements involve a high degree of known and unknown risks and uncertainties and actual results and circumstances may differ materially from those discussed. Please refer to the risk factors and other disclosures contained in Daegis’ most recent reports on Form 10-K, 10-Q and 8-K filed with the SEC for a more detailed discussion of the factors that could materially affect results.

The forward-looking statements made in today's conference call are based on the information as of today, February 25th, and we assume no obligation to update such statements to reflect events or circumstances after today's date.

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we report non-GAAP financial results. In the press release, there is a complete reconciliation of the non-GAAP financial measures to the applicable GAAP measures. Although not a substitute for GAAP presentation, we feel the non-GAAP information allows for meaningful year-over-year comparisons and more clearly identifies the actual results for the company. We use the non-GAAP information internally to monitor our financial performance.

And now I'd like to introduce Tim Bacci.

Tim Bacci – Chief Executive Officer
Good afternoon, everyone, and thanks for joining us on the call today. I'll begin with a business overview and then we'll turn the call over to Susan, who will walk us through the financial results. We'll then take your questions.

On our previous earnings call I discussed at length the completion of our 18 months restructuring and realignment of the company. We're now beginning to see positive signs as a result of our efforts. Recall that we downsized our real estate footprint by shuttering our San Francisco and New York City offices while streamlining and centralizing our operations in our new headquarters in Irving, Texas. All of this was concluded by December 31, 2013 with no disruption in our services. At the same time, we combined our archive and e-discovery business units, more on that later.

At this stage, I'm happy to report that the business has stabilized and although modest, we’ve experienced sequential revenue growth while expanding our EBITDA margins by around 30%. It's important to remember that the progress we're making at the top line is with the added challenge of winding down our largest multiyear matter that contributed a significant amount of revenue over the past 36 months.

With that as the backdrop, I'd like to discuss the archive and e-discovery business in greater detail followed by the database development tools and migration business. As noted in our press release, we’re now reporting archive and e-discovery as consolidated in our financials; Susan will go into greater detail on this in her portion of the call.

In hindsight, we were correct in our assumption that a complete solution starting with information governance at the archive level through data collection processing and review on our cloud based e-discovery platform would not only be desirable, but clearly where the market is headed. In fact, the reception we’re getting from both current and potentially new clients has exceed our expectations, including those clients targeted in our cross-selling initiatives discussed in our last call.

The ability to gather all relevant structured and unstructured content, perform searching, culling, tagging for litigation holds followed by a seamless export for our edge platform is unique. It’s also in our assessment extremely difficult for would-be competitors to replicate, either through organic development or through M&A.

As new technology continues to disrupt what has been historically a labor intensive process across the electronic discovery reference model of data gathering, processing and review Daegis’ offering enables our clients to have greater influence over their information governance needs while controlling cost. At the same time, this combined operating eventually moves us away from the episodic and unpredictable nature of project-based revenue towards a more stable and predictable licensing, hosting and maintenance oriented revenue model. We’re also anticipating larger multi-year deals, the caveats being the well known challenges of transitioning to subscription or hosting based revenue and the financial potential for longer sales cycles.

Switching over to database tools and migration side, we’re very pleased with how the business is performing. We’ve experienced some opportunistic up-selling of products and our recurring revenue remains on track. TD Mobile, our new development platform for mobile applications, had an encouraging number of prerelease downloads and license agreements. It was released and generally available on January 28th and continues to get rave reviews with an increasing number of downloads in corresponding 30 day evaluation periods. TD Mobile is one of the few development platforms that’s device agnostic. We should begin to see post release sales in Q4.

The core migration business continues to meet expectations with strong renewals and our strategic partnership with Fujitsu continues to unfold as we train and prepare their teams on a global basis in preparation for a broader rollout.

The cash flow characteristics and corresponding contribution margins for the business as a whole remain very robust, just under 50%.

With that I will turn the call over to Susan.

Susan Conner – Chief Financial Officer
Thank you, Tim, and hello, everyone. Before I begin my remarks on the third quarter results, I’ll remind you that Tim’s comments regarding our organizational alignment which was completed during the third quarter. The successful combination of our archive and e-discovery operations into one business unit will be reported as a new segment in our database, and migration tools business will now be its own reporting segment. As a result of this, we have restated our historical figures to reflect these changes and all of the results that I’ll be speaking of today will include this new segment reporting. With that, I will now take you through our actual results for the third quarter of our fiscal year 2014.

Total revenue was $7.9 million compared to $10.4 million in Q3 last year and $7.7 million sequentially from the second quarter. The increase from last quarter of approximately $200,000 is consistent with our expectations we would be reversing the declining revenue trends. Revenue for archive and e-discovery segments was $4.8 million compared to $6.9 million in last year’s third quarter and $4.7 million in Q2.

As noted last quarter, we continue to see a year-over-year decline in revenue from our largest client as a particular legal matter is coming to an end. This decline was somewhat offset by improvements in other areas of the segment, including a large product and services expansion with one of our U.S. clients where we leveraged our existing relationship to deliver our technology to another division within that client.

Revenue for our database and migration segment was $3.1 million compared to $3.5 million in the third quarter last year and $3 million last quarter. We saw sequential growth in consulting revenue from two large well known customers during the quarter and in addition to revenue from the pre-sale of TD Mobile, which I’ll talk about in a moment.

For the database and migration segment, there were two large items that impacted revenue in Q3 last year. First, we had $324,000 in revenue from the Composer Mainframe product line in Q3 last year that we did not have this quarter due to it’s been sold at the beginning of fiscal year. Second, there was a large Gupta maintenance renewal in Q2 last year that as expected ended the following quarter.

This quarter is the last period where we’ll see this year-over-year impact from this account. This segment continues to operate efficiently, generating very healthy returns. Year-to-date it has delivered an EBITDA margin of 47%.

During the quarter we saw solid interest in our new TD Mobile product, which was launched in late January. Our Q3 results saw a slight uplift in revenue from pre-orders from this launch.

Let me now move on to our expenses including operating and EBITDA margins. Third quarter operating expenses on a GAAP basis were $8.2 million, down compared to $10.1 million in Q3 last year and up sequentially from $7.8 million in Q2. The quarter-over-quarter decrease was result of operating costs removed from the sale of the Composer Mainframe product line, savings from actions we took last year to right-size the business, as well as other cost savings we’ve achieved from outside services. Sequentially, expenses were up from last quarter due to non-recurring costs associated with the alignment of the archive and e-discovery business.

During the quarter, we incurred approximately $650,000 in severance and other costs related to this. Excluding these costs, our operating expenses have declined slightly in Q3 from the second quarter of this year as we began to see the benefit of these savings.

GAAP loss from operations was $278,000 compared to income from operations of $367,000 last year. GAAP net loss was $878,000 or $0.05 loss per share compared to GAAP net loss of $65,000 or $0.01 loss per share in Q3 last year. The increase in net loss was a result of lower revenue, as well as the change of approximately $200,000 in the fair value of our common stock warrants.

Adjusted EBITDA was $1 million for the quarter compared to $1.8 million in Q3 last year. Non-GAAP net income was $374,000 or $0.02 per share compared to $1.1 million or $0.06 per share in the same period last year. Sequentially, adjusted EBITDA was up approximately 30% from $790,000 in the second quarter.

With the office closures Tim noted previously, we incurred approximately $375,000 in severance related costs during the quarter. On a year-to-date basis, our total severance related costs are approximately $650,000. Although not as significant of an amount, we do expect additional severance costs in Q4 based on the timing of when certain roles are transitioning.

We also incurred approximately $300,000 in lease abandonment charges and other related costs, which was slightly less than we had planned.

As I mentioned last quarter, our alignment savings will be partially offset by our continued investment in sales and other revenue generating initiatives. These include strengthening sales coverage across the U.S., developing out our central U.S. presence and the expansion of our channel strategy.

For the nine months year-to-date, total revenue was $23.6 million compared to $30.4 million last year. GAAP net loss was $1.7 million or $0.11 loss per share compared to GAAP net income of $344,000 or $0.00 per share last year. Adjusted EBITDA for the first nine months of this fiscal year was $2.6 million, down due to the decrease in revenue compared to $4.6 million last year. Non-GAAP net income was $580,000 or $0.03 per share compared to $2.3 million or $0.13 per share for the nine months ended in the prior year.

I’ll now move on to our balance sheet. We continue to experience solid cash generation from the business. The January 31, 2014 cash balance was $4 million, down slightly when compared to $4.4 million the same quarter last year and flat when compared to our second quarter.

We also continue to show improvements on our balance sheet with debt payments. Total debt outstanding was $15.3 million at the end of the quarter, a $2.9 million reduction when compared to January 31, 2013. Sequentially, the balance is down $300,000 from the end of Q2.

I am pleased with the benefits we’ve seen to date from our alignment efforts and look forward to our continued progress towards our expected return to growth on the top-line.

I’ll now turn the call back over to Tim.

Tim Bacci – Chief Executive Officer
Thanks, Susan. In summary, we’re not out of the woods yet, but have made significant and tangible progress with the company. We had some difficult decisions to make in the course of right-sizing and aligning the business, but in hindsight they were the right decisions. The senior team is in place, who are streamlined and efficient, and we’re in an exciting position from a product offering perspective on both sides of the business. It’s our job to continue to execute.

Calendar year 2014 will be a defining year for us. We’ll look forward to updating you on future calls.

With that, operator, we’ll now open the call for questions.

Operator
Thank you, sir. (Operator instructions given.) Thank you. One moment, please. (Instructions given.) One moment, please. Ladies and gentlemen, that does conclude the question and answer session. Daegis would like to thank you for your participation. You may now disconnect. Have a pleasant day.